EXHIBIT (23)(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 2004 relating to the financial statements of NewMil Bancorp, Inc., which appears in NewMil Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers, LLP

Hartford, Connecticut
September 14, 2004